EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-136566 on Form S-3, Post-Effective Amendment No. 6 to Registration Statement No. 333-89179 on Form S-3, and Registration Statement Nos. 333-136570, 333-127113 and 333-103248 on Form S-8 of Knology, Inc. and subsidiaries (“Knology”) of our reports dated March 15, 2007, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Knology appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ BDO Seidman, LLP

Atlanta, Georgia

March 12, 2007